Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2024, with respect to the consolidated financial statements of Data443 Risk Mitigation, Inc, for the year ended December 31, 2023, in this Information Statement on Form 1-A/A of Data443 Risk Mitigation, Inc. filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

September 8, 2025